Exhibit 4.1




                       Dated the        day of         199




                         CABOT AIRCRAFT SERVICES LIMITED
                                                        one part

                         MERCER TRUSTEES LIMITED
                                                        other part

                         TRUST DEED AND RULES

                         MORGAN STANLEY DEAN WITTER - CABOT
                         AIRCRAFT SERVICS PROFIT SHARING PLAN



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THIS TRUST DEED is made the           day of

BETWEEN

(1) Cabot Aircraft Services Limited whose registered office is situated at 2 Harbourmaster Place, Custom House Dock, Dublin 2 (hereinafter called "the Company") of the one part; and

(2) Mercer Trustees Limited whose registered office is situated at St. James House, Adelaide Road, Dublin 2 (hereinafter called "the Trustees" which expression shall include the trustee or trustees for the time being hereof) of the other part.

WHEREAS:

(A) This Trust Deed is supplemental to a resolution of the Board of Directors of the Company passed on the day of 2000 whereby the Directors determined to establish the Morgan Stanley Dean Witter - Cabot Aircraft Services Profit Sharing Plan (hereinafter called "the Plan") as an employees' share scheme for approval by the Revenue Commissioners in accordance with Chapter 1 of Part 17 and Schedule 11 of the Taxes Consolidation Act 1997 ("the Act").

(B) In this Trust Deed, unless the context otherwise requires, words and expressions defined in the Rules shall bear the same meanings and the provisions of the Rules set out in the Schedule hereto shall be deemed to be incorporated herein.

(C) The Company is ultimately owned and controlled by the Parent Company (within the meaning of that expression contained in Section 432 of the Act).

(D)      The Trustees have agreed to act as the first trustees of the Plan.
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NOW THIS TRUST DEED WITNESSES and it is hereby declared and agreed as follows:-

1.       Participating Company Contributions

1.1 Each Participating Company shall pay to the Trustees the amount due from it pursuant to Rule 3 for the purpose of the acquisition of Shares by the Trustees in accordance with the Trust Deed and Rules together with any other amount required to cover any costs, charges and expenses incurred in such acquisition and any other expenses and charges incurred by the Trustees in the operation of the Plan.

1.2 Each Participating Company shall provide the Trustees with all information which is necessary for the purposes of the Plan and the Trustees shall be entitled to rely on such information in good faith without further enquiry.

1.3 Subject as hereinafter provided the Trustees hereby covenant with each Participating Company to apply such sums received for that purpose in the acquisition of Shares in accordance with the Rules and to hold the same once appropriated under trust for the respective Participants entitled thereto.

1.4      The Trustees shall hold:

         1.4.1 any unutilised cash balance arising under paragraph 1.3 hereof; and

         1.4.2 any income therefrom to be applied in accordance with Clause 14 hereof.

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2.       Declaration of Trust

The Trustees shall hold Plan Shares upon trust for the benefit of the Participants to whom Plan Shares have been appropriated in accordance with the Rules, provided always that the Trustees:

2.1 shall not dispose of any Plan Shares whether by transfer to a Participant or otherwise before the end of the Period of Retention applicable thereto except in the circumstances mentioned in Section 511(6)(a), (b) or (c) of the Act;

2.2 shall not dispose of any Plan Shares after the end of the Period of Retention (but before the Release Date) applicable thereto except pursuant to Rule 5.1 nor in such a way that such a transaction would involve a breach of that Participant's obligations under Section 511(4)(c) or (d) of the Act; and

2.3 shall deal with any right conferred in respect of Plan Shares to be allotted other shares, securities or rights of any description only in accordance with Paragraph 17(b) of Schedule 11 to the Act and as directed by or on behalf of the Participant or any person in whom the beneficial interest in his shares is for the time being vested.

3.       Distribution of trust funds

Subject to any such direction as is referred to in Section 513(3) of the Act, the Trustees shall pay over to a Participant any money or money's worth received by them in respect of or by reference to any of his Plan Shares other than money consisting of a sum referred to in Section 511(4)(c) of the Act or money's worth consisting of New Shares within the meaning of Section 514 of the Act.


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4.       Appropriation of Plan Shares

As soon as practicable after any Plan Shares have been appropriated to a Participant the Trustees shall give him notice in writing of the appropriation:

4.1      specifying the number and description of those Shares; and

4.2      stating their Initial Market Value and their Appropriation Date.

5.       Maintenance of records

The Trustees shall prepare and keep all such accounts and records as may be required for the purpose of the Plan and may, as agreed between the Trustees and the Company, submit accounts to the Company and the Company may cause such accounts to be made up and audited by qualified accountants. In particular the Trustees shall:

5.1 maintain such records as may be necessary to enable them to carry out their obligations under Chapter 1 of Part 17 of the Act;

5.2 inform a Participant who becomes liable to income tax under Schedule E in relation to the operation of the Plan of any facts of which they are aware relevant to the determination of that liability; and

5.3 be liable for any liability to tax properly incurred by the Trustees in the course of the operation of the Plan.

6.       Participating Companies

The Directors may at any time:


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6.1      direct that any Subsidiary, not being a party to the Trust Deed, but otherwise eligible to be a Participating Company, shall, upon entering into a deed supplemental hereto in such form as the Directors and the Trustees shall require, become bound by the provisions hereof; or

6.2 by deed supplemental hereto, to which the Trustees shall be a party, declare that any Participating Company shall cease to be bound by the provisions hereof.

7        Replacement of Company/Parent Company

7.1      In any of the following events:-

         7.1.1 If the Company shall cease to carry on business and another body corporate person or firm (whether in contemplation of or after such cessation of business) enters into an agreement with the Trustees to perform the obligations of the Company under the Trust Deed and the Rules; or

         7.1.2 If the business or a part of the business of the Company is acquired by or vested in any other body corporate person or firm and such other body corporate person or firm enters into an agreement with the Trustees or is bound by virtue of or pursuant to any statutory provision or instrument made thereunder or any order of a court or otherwise to perform the said obligations; or

         7.1.3 If the Company shall be dissolved by virtue of or pursuant to any statutory provision or any order of the Court made thereunder or otherwise and

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                  another body corporate person or firm is bound by virtue of or pursuant to any statutory provision or any order of the Court made thereunder or otherwise to perform the said obligations; or

         7.1.4 If the Company shall amalgamate or enter into any arrangement having the effect of amalgamation with any other body corporate, person or firm or if the Company desires to be discharged of its duties as the Company and any other body corporate, person or firm enters into an agreement with the Trustees to perform the said obligations;

         then in any such event by deed supplemental hereto in such form as the Company and the Trustees shall require the Company shall be thereby released from all the said obligations and such other body corporate person or firm as aforesaid shall be deemed to be substituted for the Company as the person liable to perform the said obligations and the Trust Deed and the Rules shall henceforth have effect as if such other body corporate person or firm had been a party to and had executed the Trust Deed in place of the Company and as if the reference to the Company in the Trust Deed and in the Rules were references to such other body corporate person or firm.

7.2 If the Parent Company divests itself of its shareholding in the Company and that shareholding is acquired by or vested in any other body corporate person or firm the Companyand the Trustees may amend the definition of "Parent Company" in Rule 1 of the Rules in accordance with Clause 21 hereof.

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8.       Trustee liability and indemnity

8.1 The Trustees shall not be liable to satisfy any monetary obligations under the Plan (including but without prejudice to the generality of the foregoing any monetary obligations to Participants) beyond the sums of money (including income) from time to time in their hands or under their control as Trustees and properly applicable for that purpose.

8.2 No Trustee for the time being of the Plan and no director or employee of any corporate trustee shall be responsible chargeable or liable in any manner whatsoever for or in respect of any loss of or any depreciation in or default upon any of the investments securities stocks or policies in or upon which any part of the Plan may at any time be invested or for any delay which may occur from whatever cause in the investment of any moneys belonging thereto or for the safety of any securities or documents of title deposited by the Trustees for safe custody or for the exercise of any discretionary power vested in the Trustees by the Trust Deed (including any act or omission by any committee appointed by the Trustees) or by reason of any other matter or thing except fraud or deliberate culpable disregard of the interests of all or of any of the beneficiaries under the Plan.

8.3 Each of the Trustees and each director of any corporate trustee shall be indemnified by the Participating Companies against all liabilities incurred by such Trustee in the execution of the trusts of and in the management and administration of the Plan other than liabilities arising as a consequence of fraud or deliberate and culpable disregard of the interests of all or any of the beneficiaries under the Plan or (in the case of any Trustee who is engaged in the business of providing a trustee service for a fee) negligence.

9.       Costs and Expenses
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9.1      The costs, charges, expenses and other liabilities of the establishment of the Plan and of the preparation and execution of the Trust Deed and the Rules shall be borne by the Company or, if the Directors otherwise determine, by the Participating Companies.

9.2 All costs, charges, expenses and other liabilities of, and incidental to, the administration, operation and determination of the Plan (including any remuneration of the Trustees and any tax or duty for which the Trustees may be accountable to the Revenue Commissioners arising from or in connection with the Plan) shall be borne by the Participating Companies in proportion to the Plan Shares for the time being appropriated to their respective Participants or otherwise as the Directors may determine if and to the extent that the same cannot properly be paid by the Trustees out of funds in their hands available for the purpose.

10.      Trustees' powers and discretions

The Trustees shall have the following powers and discretions in addition to those conferred upon them by general law:

10.1 full power and discretion to agree with the Company all matters relating to the operation and administration of the trusts of this Trust Deed and so that no person claiming any interest under such trusts shall be entitled to question the legality and correctness of any arrangement or agreement made between the Company and the Trustees in relation to such operation and administration;

10.2 power to arrange for the Company to account to the Revenue Commissioners or other authority concerned for any amounts received by the Trustees pursuant to the Plan and required to be paid to the Revenue Commissioners in respect of income tax or any other payment required by statute; and
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10.3     power by resolution:

         10.3.1 to authorise the manner in which cheques and other documents shall be signed on their behalf; and

         10.3.2 to delegate the signing of such cheques and documents to such persons as they shall think fit.

11.      Directions to Trustees

The Trustees shall comply with any reasonable directions given by the Directors pursuant to the Trust Deed and the Rules and shall not be under any liability in respect thereof to any Participating Company. In no event may the Directors direct the Trustees to distribute any Share or Plan Share to any Participating Company. Each Participating Company agrees to indemnify the Trustees in respect of any liability arising to any Participant as a result of the Trustees complying with any directions given by the Directors pursuant to this Trust Deed and the Rules.

12.      Independence of the Trustees

The Trustees shall administer the Plan impartially and in strict accordance with the Trust Deed and the Rules. The Company hereby declares and confirms the independence of the Trustees in the exercise of all their functions and obligations under the Plan and undertakes that it shall not seek to influence them in any manner, save in such manner as specifically provided for in the Rules or the Trust Deed.

13.      Retirement, removal and appointment of Trustees

13.1 Any Trustee may retire from the trusts hereby constituted at any time by giving to the Company and the remaining Trustees (if any) not less than three months' written notice and the retiring Trustee

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         shall upon the expiry of such notice cease to be a Trustee and shall not be responsible for any costs occasioned by such retirement and cessation. In the event that any Trustee who wishes to retire is the sole Trustee of the Plan or in the event that upon such resignation taking effect there would be only one Trustee of the Plan and that Trustee is not a body corporate the Company shall appoint a new Trustee on or before the date when such retirement is to take effect.

13.2 Where a body corporate is acting as sole Trustee the Company may by resolution of the Directors, with the prior written approval of the Revenue Commissioners, remove that Trustee from office and upon the passing of such resolution the removal shall be immediately effective. Alternatively the Company may by deed remove a Trustee from office.

13.3 The Company may by deed appoint a new Trustee or Trustees in place of any Trustee or Trustees who retire or are removed from office under paragraph 13.1 or 13.2 hereof and may by deed appoint an additional Trustee or Trustees provided that the Company shall by deed appoint a Trustee or Trustees in place of a sole Trustee who retires or is removed from office under paragraph 13.1 or 13.2 hereof.

13.4 The minimum number of Trustees shall be three unless a body corporate is or is appointed a Trustee in which case that body corporate may be the sole Trustee or may act jointly with one or more individuals who are appointed as Trustees of the Plan.

13.5 If the Company shall not appoint a new Trustee or new Trustees with effect from the date of expiry of the notice referred to in paragraph
         13.1 hereof the Trustees may exercise such power by executing an instrument in writing signed by them as is necessary to appoint a new Trustee or new Trustees.

13.6 The Trustees (and if more than one, each of them) shall be resident in the Republic of Ireland for the purposes of the Act.

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14       The Residual Fund

The Trustees shall hold and apply the Residual Fund as follows:-

14.1 in paying their costs, charges and expenses incurred in the operation of the Plan as they in their absolute discretion shall determine; and

14.2 subject thereto, if so instructed by the Directors, to acquire Shares in accordance with Rule 3 and to hold the same once appropriated in accordance with the provisions of the Plan or in the case of Shares held as part of the Residual Fund, to appropriate them in accordance with Rule 3; and

14.3 subject as aforesaid any moneys at any time which are not immediately required to be applied by the Trustees in a particular manner may be placed on deposit (either with or without interest at the discretion of the Trustees) with any bank or other deposit taking institution in the Republic of Ireland either with or without security as the Trustees may determine; and

14.4 upon the determination of the Plan and to the extent that the Residual Fund has not been applied as aforesaid the Trustees shall sell any Shares comprised in the Residual Fund for the best consideration in money reasonably obtainable and shall pay or transfer the proceeds of such sale together with any other moneys then comprised in the Residual Fund to any Participating Companies in proportion to the total moneys provided by each of them to the Trustees.

15       Trustee remuneration for services

15.1 Any Trustee being an individual shall be entitled to receive and retain as remuneration for his services hereunder such sum or sums as may from time to time be agreed with the Company.

15.2 Any Trustee, being a solicitor, accountant, stockbroker or engaged in any other profession or business, shall be entitled to be paid all reasonable professional or proper charges for services rendered including acts which such Trustee, not being engaged as aforesaid, could have done personally.

15.3 Any Trustee, being a body corporate (whether or not a trust corporation), may charge and be paid such reasonable remuneration or charges as shall from time to time be agreed in writing between the Company and such body corporate and any such body corporate (being a bank) shall be entitled (without being liable to account for any profit or advantage so obtained) to act as banker and perform any services in relation to the Plan on the same terms as would be made with a customer in the ordinary course of its business as a banker.

16.      Trustees who are Participants

Any Trustee, otherwise eligible to be a Participant, may be so and may retain for his absolute benefit all the interest to which he is entitled as a Participant in any Plan Shares acquired or received for him and any other money or money's worth accruing to him as such and exercise all rights to which he is entitled as a Participant.

17.      Trustees who are Directors

Any Trustee who shall be or become a Director or holder of any other office or employment in the Company, may retain for his own absolute benefit any fees or remuneration received by him in connection with such office or employment notwithstanding that his appointment to or retention of such office or employment may be directly or indirectly due to the exercise or non-exercise of any votes in respect of any stock, shares or other securities in the Parent Company held by the Trustees or other persons on their behalf under the trusts of the Plan.

18.       Trustees who own Shares

No Trustee, nor any holding company of a corporate Trustee, nor any subsidiary of such holding company, nor any director or officer of a body corporate acting as Trustee shall be precluded from underwriting, purchasing, holding, dealing in and disposing of any stock, shares or other securities whatsoever of any Participating Company or any subsidiary or holding company thereof or any subsidiary of any such holding company or from otherwise at any time contracting or entering into any insurance, financial or other transactions with any such company or being interested in any such transaction or accepting and holding the trusteeship of any debenture stock or other securities of any such company neither shall such Trustee, holding company, subsidiary, director or officer be liable to account for any profit made by him thereby or in connection therewith.

19.       Trustees meetings

19.1 In the event of the appointment of Trustees other than a body corporate as sole Trustee:-

         19.1.1 the Trustees may at any time but shall at least once in every year meet together for the despatch of business and may adjourn and otherwise regulate their meetings as they think fit and the Trustees may elect one of their number to be chairman of their meeting provided that in the event of equality of votes on the election of a chairman he shall be chosen by lot;

         19.1.2 all business brought before a meeting of the Trustees shall be decided by a majority of the votes of the Trustees present and voting thereon and, in the case of equality of votes, the chairman of the meeting shall have a second or casting vote;

         19.1.3 a resolution in writing signed by all of the Trustees shall be as effectual as if it had been passed at a meeting of the Trustees and may consist of one or more documents in similar form each signed by one or more of the Trustees; and

         19.1.4 three Trustees (or such other number agreed by the Trustees) present at a meeting of the Trustees of which notice has been given to all Trustees shall form a quorum.

19.2 The Trustees shall cause proper minutes to be kept and entered in a book provided for the purpose of all their resolutions and proceedings and any such minutes shall be signed by the chairman of the next meeting.

20.      Dealing with trust monies

20.1 The Trustees may, without prejudice to their obligations under Section 516 of the Act, in any particular case or cases, decide not to commence or pursue proceedings for the recovery of any moneys due to them from any Participant and shall not be responsible for any loss incurred by their so doing.

20.2 Valid and effectual receipts and discharges for any moneys or other property payable, transferable, or deliverable to the Trustees or any of them may be given by a Trustee who is a body corporate or by any one Trustee to whom such duty may have been delegated pursuant to paragraph
         20.4 hereof or by any person from time to time nominated by the Company and authorised in writing for the purpose by all the Trustees.

20.3 The Trustees may from time to time appoint for the proper administration and management of the Plan such secretarial or executive officers or staff or other persons as they consider desirable and as the Directors shall approve on such terms as they think fit and a Trustee hereof being a body corporate (whether or not a trust corporation) may act by its proper officers and may by its proper officers have and exercise all powers, trusts and discretions vested in it hereunder.

20.4 The Trustees may from time to time in writing delegate any business and the exercise of any of the duties imposed on them by the Plan to any one or more of their number.

20.5 The Trustees may employ and pay for the services of such registrars, solicitors, accountants, bankers or other professional or business advisers as they consider desirable to advise on any business to be done in connection with the Plan or for the proper administration and management of the Plan or otherwise in connection therewith.

20.6 The Trustees may at any time cause any part of the trust property to be deposited for safekeeping with any one or more of the Trustees or any other persons (including any company or corporation) on behalf of the Trustees and may pay any expenses in connection therewith.

20.7 No Trustee shall be liable or responsible for any loss to the trust property which may be occasioned as a result of the exercise of the foregoing powers except to the extent that such loss arises as a result of any fraud, wilful default or negligence on the part of such Trustee.

21.      Amendment of Trust Deed and Rules

21.1 The Company with the consent of the Trustees may at any time and from time to time by deed supplemental hereto modify, alter, amend or extend the Plan in any respect (such modification, alteration, amendment or extension being referred to in this Clause as an "amendment") provided that

         21.1.1 no amendment shall alter to the disadvantage of a Participant his rights in respect of any Plan Shares appropriated before the date of such amendment;

         21.1.2 no amendment shall be made which would or might infringe any rule against perpetuities or which could result in the Plan ceasing to be an Approved Scheme;

         21.1.3 no amendment shall take effect unless prior written approval of the Revenue Commissioners to the Plan as amended thereby shall have first been obtained in accordance with paragraph 5(2) of Schedule 11 to the Act.

21.2 The Company may, by resolution, subject to sub-paragraph 21.1.2 of this Clause and without otherwise obtaining the prior approval thereto of any other person but after consulting the Trustees, modify or alter or amend the Plan in any way which may be necessary in order to secure the initial approval of the Plan by the Revenue Commissioners under Part 2 of Schedule 11 to the Act or to maintain such approval.

22.      Termination of trust

The Plan and the trusts hereby created shall be determined on the earlier of the following:-

22.1 the date on which the Directors resolve to terminate the Plan which they shall be entitled to do only on a date on which there are no Plan Shares or Shares held pursuant to this Trust Deed: or

22.2 the expiry of a period of twenty-one years after the death of the last survivor of the issue living on the date hereof of his late Britannic Majesty King George V.

23.      Disputes

All disputes and differences arising out of the Plan or otherwise in connection therewith may be referred by the Trustees to arbitration pursuant to the provisions of the Arbitration Acts 1954 and 1980 and any Participant so affected shall submit to such arbitration.

24.      Governing Law

This Trust Deed shall be governed by and construed in accordance with the law of the Republic of Ireland.

25.      Compliance

The Trustees shall at all times comply with the regulations of the United States Securities and Exchange Commission and with such other regulations as notified to them from time to time by the Company.

IN WITNESS WHEREOF this Trust Deed has been executed by the parties hereto the day and year first herein written :

PRESENT when the Common Seal
of CABOT AIRCRAFT SERVICES LIMITED
was affixed hereto :-

__________________________________ Director


__________________________________ Director/Secretary


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PRESENT when the Common Seal
of  MERCER TRUSTEES LIMITED
was affixed hereto :-

__________________________________ Director

__________________________________ Director/Secretary

                                  RULES OF THE

                       MORGAN STANLEY DEAN WITTER - CABOT
                      AIRCRAFT SERVICES PROFIT SHARING PLAN

1.       Definitions

         In these Rules and in the Trust Deed:

1.1      The following words and expressions shall have the following meanings:

         "Act" the Taxes Consolidation Act, 1997.

         "Appropriate Percentage" the percentage of the Locked-in Value of a Participant's shares chargeable to income tax under Schedule E computed in accordance with section 511(3) of the Act.

         "Appropriation Date" in respect of any Plan Share not being a New Share, the date on which it is appropriated to an Eligible Employee pursuant to Rule 3.2, and in respect of any New Share the date on which it is deemed to have been appropriated pursuant to Rule 6.5.

         "Approved Scheme" a Plan approved by the Revenue Commissioners for the purposes of Chapter 1, Part 17 of the Act and Schedule 11 thereof.

         "Auditors" the Auditors for the time being of the Company.

         "Basic Salary" the remuneration of an Eligible Employee for a Year of Assessment including shift differentials, paid holidays and sick leave but excluding overtime and any other fluctuating emoluments.

         "Capital Receipt" the meaning given to that expression by section 513 of the Act.

         "Company" Cabot Aircraft Services Limited.

         "Directors" the board of directors for the time being of the Company or a duly authorised committee or officer appointed by them for the purposes of administering the Plan.

         "Eligible Employee" at any Invitation Date any person who:

         (i)(a) is, or has been, an employee of a Participating Company, including a full-time director, and

            (b) is, or has been, chargeable to tax under Schedule E in respect of that employment, and

            (c) at any Invitation Date will have been such an employee of the Participating Company continuously for a period of twelve months ending on the 1st of the month immediately preceding or coincident with the Appropriation Date and for this purpose service with a Subsidiary which is a Participating Company (or such other Subsidiary as the Company and the Trustees agree) shall be treated as service with the Participating Company, or

         (ii) is any other employee of a Participating Company, including a full-time director, who has a contract of employment and has been nominated by the Directors for participation in the Plan provided that such person is not ineligible to become a Participant by virtue of the provisions of Part 4, Schedule 11 of the Act.

         "Entitlement" the amount of each Eligible Employee's entitlement as may be determined in accordance with the Rule 3 or on such other basis as may, from time to time, be agreed in writing with the Revenue Commissioners.

         "Initial Market Value" the market value of a share (calculated in accordance with section 548 of the Act) on the date on which the shares are appropriated, or on such earlier date(s) as has been agreed in writing with the Revenue Commissioners pursuant to section 510(2)(b) of the Act.

         "Invitation Date" the date or dates in any year determined by the Company as the date or dates on which Eligible Employees are offered participation in the Plan pursuant to Rule 2.

         "Locked-in Value" the meaning given to that expression by section 512(1) of the Act.

         "New Shares" the meaning given to that expression by section 514(1) of the Act.

         "Parent Company" Morgan Stanley Dean Witter & Co whose registered office is at 1221 Avenue of the Americas, New York, NY 10020, USA.

         "Participant" any person on whose behalf the Trustees hold a Plan Share including where the context requires any person in whom an interest in Plan Shares or an entitlement thereto becomes vested.

         "Participating Company" any company being the Company or a Subsidiary which is for the time being bound by the provisions of the Trust Deed other than in its capacity as Trustee hereof.

         "Period of Retention" the meaning given to that expression by section 511(1)(a) of the Act.

         "Plan" means the Morgan Stanley Dean Witter - Cabot Aircraft Services Profit Sharing Plan constituted by the Trust Deed.

         "Plan Shares" any Share or other security in the Parent Company which has been appropriated or has been deemed to have been appropriated under the Plan and is for the time being held by the

         Trustees on behalf of a Participant.

         "Release Date" the meaning given to that expression by section 511(2) of the Act.

         "Residual Fund" means all moneys or Shares directed to be held as part of the Residual Fund or for which no specific provision is made (other than under Clause 14) and the income (if any) arising therefrom all of which shall be held in accordance with Clause 14.

         "Rules" these rules with, and subject to, any modifications, alterations, amendments or extensions hereto for the time being in force.

         "Shares" fully paid ordinary shares of the Parent Company which comply with the provisions of Part 3, Schedule 11 of the Act and where the context requires shall refer to a single share.

         "Subsidiary" any subsidiary of the Company which is controlled by the Company, control being construed in accordance with section 432 of the Act.

         "Trust Deed" the trust deed constituting the Plan with any modifications and variations thereto for the time being in force.

         "Trustees" the trustee or trustees for the time being of the Plan

         "Year of Assessment" the meaning given to that expression by section 2(1) of the Act.

1.2 Words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.3 Any reference to any statute (or a particular Part, Chapter or Section thereof) shall mean and include any statutory modification or re-enactment thereof for the time being in force and any regulations made thereunder.

2.       Conditions of participation

2.1 On the first Invitation Date the Company shall identify all eligible employees who at that Invitation Date are expected to be Eligible Employees and on each subsequent Invitation Date, the Company shall identify all Eligible Employees who are not then Participants in the Plan and all employees who at the next Appropriation Date are expected to be Eligible Employees, and shall communicate in writing with each person advising him of his Entitlement and asking whether he wishes to be a Participant.

2.2 Those Eligible Employees who wish to participate in the Plan shall within a period of fourteen days after receipt of the notification referred to above, or such other period as the Company shall allow, return to the Company a form of acceptance and a contract of participation (included in the Schedule to the Rules) duly signed agreeing the terms and conditions set out therein.

2.3 The contract shall be addressed to the Company and the Trustees and shall be signed by the Eligible Employee and returned to the Company. An Eligible Employee shall not be entitled to an appropriation of Plan Shares unless he has completed a contract which is binding in respect of the relevant Appropriation Date.

2.4A signed contract shall bind the Eligible Employee in contract with the Company and the Trustees:

         (i) to permit his Plan Shares to remain in the hands of the Trustees throughout the Period of Retention;

         (ii) not to assign, charge or otherwise dispose of the beneficial interest in his Plan Shares during that period;

         (iii) if he directs the Trustees to transfer the ownership of his Plan Shares to him at any time before the Release Date, to pay to the Trustees before the transfer takes place a sum equal to income tax at the standard rate on the appropriate percentage of the Locked-in Value of the Plan Shares at the time of direction, and

         (iv) not to direct the Trustees to dispose of his Shares at any time before the Release Date in any other way except by sale for the best consideration in money that can reasonably be obtained at the time of sale.

3.       Allocation of funds, acquisition and appropriation of Shares

3.1 Each Participating Company shall on or before each Appropriation Date (or at such other time as shall be agreed by the Participating Company and the Trustees) pay to the Trustees the aggregate of the amounts due following the completion and return of contracts in accordance with Rule 2 by such Eligible Employees employed by it.

3.2 As soon as reasonably practicable after the receipt from the Participating Companies of the amounts referred to in Rule 3.1 above the Trustees will apply the aggregate of such amounts in the acquisition of Shares for appropriation to such Eligible Employees. The Shares so acquired for appropriation shall be appropriated to each such Eligible Employee on the basis that the aggregate Initial Market Value of the Shares appropriated to him is as nearly as possible equal to the amount of his Entitlement that has been paid to the Trustees. The aggregate Initial Market Value of shares that may be appropriated to any one Participant in any one Year of Assessment shall not exceed the amount, for the time being, specified in paragraph 3(4) of Part 2 of
         Schedule 11 of the Act.

3.3 The Entitlement of each Eligible Employee under the Plan shall be such amount as the Directors shall determine expressed as:

         (A)  (i)   a proportion of Basic Salary, and/or

              (ii) a proportion of Basic Salary for each Period of Service, and/or

              (iii) a fixed amount determined by the Directors, and/or (iv) a fixed amount determined by the Directors for each Period of Service provided that in any Year of Assessment the basis of calculation of Entitlement of each Eligible Employee shall be the same.

              (In the context of this Rule "Period of Service" shall mean a complete year or such other complete period as may from time to time be specified, of continuous service as an employee of the Participating Company.)

         (B)  In any Year of Assessment in which there is an entitlement under
              (A) above and that entitlement or any part thereof is taken in Shares, a Participant may forgo salary up to the amount of his entitlement under (A) above taken in shares provided that the amount forgone does not exceed 7 1/2% of Basic Salary and provided further that the aggregate of the Initial Market Values of the Shares acquired under (A) and (B) does not exceed the amount, for the time being, specified in paragraph 3(4) of Part 2 of Schedule 11 of the Act.

3.4 Where the Trustees are unable to purchase sufficient Shares to satisfy in full appropriations pursuant to Rule 3.2 the Trustees shall reduce the appropriation pro-rata.

3.5 In the event that a portion of the Shares acquired by the Trustees carries any right not attaching to all such Shares the Trustees shall appropriate those Shares among Eligible Employees as nearly as possible in the same proportions as provided in Rule 3.2 above.

3.6 As soon as practicable after any Plan Shares have been appropriated by the Trustees to a Participant in accordance with the Rules, the

         Trustees shall give the Participant notice in writing of the appropriation specifying the number and description of Plan Shares appropriated, their Initial Market Value and the date on which such Plan Shares were appropriated.

3.7 The Trustees shall sell any Shares which they do not appropriate on an Appropriation Date under this Rule within eighteen months of the date of acquisition for the best consideration in money reasonably obtainable at the time and retain the net proceeds of sale in accordance with Clause 14 of the Trust Deed.

3.8 If at any time following the date on which the Trustees are entered on the Parent Company's register of members Shares have not for the time being been appropriated to any Participant and the Trustees shall in respect of such Shares:-

3.8.1    receive any dividends or other distributions; or

         3.8.2 become entitled to any other rights to be allotted securities in the Parent Company (other than an issue to capitalisation shares of the same class as Shares then held by the Trustees pending an appropriation which capitalisation shares shall be retained by the Trustees and shall form part of the Shares to be appropriated)

         then the Trustees shall, in the case of Rule 3.8.2 above and of any distribution not consisting of cash use their best endeavours to sell the rights or distributions concerned for the best consideration in money reasonably obtainable at the time and in the case of Rule 3.8.1 and Rule 3.8.2. shall retain the monies concerned in the Residual Fund.

3.9 No Shares shall be appropriated to any Eligible Employee after 18 years from the date of death of the last survivor of the issue living on the date of the Trust Deed of his late Britannic Majesty King George V.

4.       Limitations

         The maximum number of Shares that may be appropriated to any one Participant in any Year of Assessment shall be determined by legislation for the time being in force as stated in Schedule 11 of the Act.

5.       Conditions of retention and disposal

5.1 Plan Shares shall subject as hereinafter provided in this Rule be held by the Trustees until the date on which the Participant concerned directs the Trustees:

5.1.1    to sell his Plan Shares, or

5.1.2    to transfer the legal ownership of Plan Shares to him.

5.2      A Participant shall not be entitled to give any direction under Rule
         5.1 above or to assign or charge or otherwise dispose of his beneficial interest in any Plan Shares before the end of the Period of Retention applicable to such Plan Shares except in the circumstances mentioned in section 511(6)(a), (b) or (c) of the Act.

5.3 Subject to Rule 5.2 above, the Trustees shall disregard any direction given in respect of the disposal or transfer of a Participant's Plan Shares before the end of the Period of Retention and shall not be required or bound to act in accordance therewith if to their knowledge such Participant is or would following implementation of such direction be in breach of his obligations in respect of such Plan Shares under Rule 5.2 above.

6.       Issue or reorganisation

6.1      A Participant shall not be prevented by Rule 5 above from:

         6.1.1 directing the Trustees to accept an offer for any of his Shares (hereinafter referred to as "the Original Shares") if the acceptance or agreement will result in a new holding, within the meaning of section 584 of the Act, being equated with the Original Shares for the purposes of Capital Gains Tax, or

         6.1.2 directing the Trustees to agree to a transaction affecting his Shares or such of them as are of a particular class if the transaction would be entered into pursuant to a compromise, arrangement or scheme applicable to or affecting:

                  (i) all the ordinary share capital of the Parent Company or, as the case may be, all the Shares of the class in question, or

                  (ii) all the Shares, or Shares of the class in question, held by a class of shareholders identified otherwise than by reference to their employment or their participation in this Plan.

         6.1.3 directing the Trustees to accept an offer of cash, with or without other assets, for his Shares if the offer forms part of a general offer made to holders of shares of the same class as his or of shares in the Parent Company and which is made in the first instance on a condition such that if it is satisfied the person making the offer will have control of the Company within the meaning of section 11 of the Act.

         6.1.4 agreeing after the Retention Period to sell the beneficial interest in his Shares to the Trustees for the same consideration as in accordance with Rule 2.4 (iv) above would be required to be obtained for the Shares themselves.

         6.2 In the event of an offer being made or a transaction being proposed in any of the circumstances described in Rule 6.1.1,
                  6.1.2 or 6.1.3 the Trustees shall forthwith notify each Participant thereof and shall act in accordance with the instructions of the Participant in dealing with his Plan Shares and in the absence of any such instructions no action shall be taken.

         6.3 In the event of the Parent Company proposing to make a rights issue in respect of any class of its share capital which includes Shares held on behalf of Participants, the Trustees shall immediately on receipt of the offer from the Parent Company, notify each Participant of the following options in respect of the Shares held by the Trustees on his behalf:

         6.3.1 to instruct the Trustees to exercise the rights in respect of all or any of his Plan Shares provided that such instruction is accompanied by payment in cash of the amount necessary to exercise such rights, or

         6.3.2 to instruct the Trustees to exercise the rights in respect of some only of his Plan Shares and to dispose of the rights nil paid in respect of the remainder and either:

                  (i) to pay to the Trustees any amount in excess of the disposal proceeds necessary to exercise such rights, or

                  (ii) to instruct the Trustees to pay to him any amount of the disposal proceeds in excess of the amount necessary to exercise such rights, or

         6.3.3 to instruct the Trustees to dispose of the rights nil paid in respect of all or any of his Plan Shares and pay the proceeds to him.

         6.4 The Participant shall instruct the Trustees accordingly within any period of time specified by the Trustees and shall, if appropriate, pay to the Trustees in cash any amounts necessary to carry out such instructions. The Trustees shall, subject to receipt of the cash as aforesaid, carry out the instructions of the Participants within the time allowed by the Parent Company for the exercise of the rights. If a Participant shall fail to give any direction to and shall not otherwise have authorised the Trustees, no action shall be taken in respect of the rights associated with the Shares held on behalf of that particular Participant.

6.5      Any New Shares allocated to the Trustees pursuant to Rule 6.2 and Rule
         6.3 or on a capitalisation issue shall be deemed to have been appropriated to a Participant on the Appropriation Date of the Shares in respect of which they were allocated.

7.       Payments and transfers to Participants

7.1 If any amount falls to be paid to a Participant prior to the Release Date in respect of his Plan Shares being:

         7.1.1 the proceeds of a sale of Plan Shares pursuant to a direction given by the Participant under Rule 5.1.1, or

         7.1.2    a Capital Receipt

         the Trustees shall pay such amount to the Participant.

7.2 If a Participant directs the Trustees to transfer the ownership of any Plan Shares to himself pursuant to Rule 5.1.2 before their Release Date, he shall pay to the Trustees, before the transfer takes place, a sum equal to income tax at the standard rate on the appropriate percentage of the Locked-in Value of the Plan Shares at the time of the direction.

7.3 If, following a company reconstruction as defined in section 514 of the Act, the Trustees are allotted any shares or other securities which are not New Shares, they shall forthwith transfer the same to the Participant.

7.4 Any stamp duty involved in any transfer of Plan Shares or other shares or securities by the Trustees into the name of the Participant concerned shall be payable in the case of:

         7.4.1    a transfer as referred to in Rule 5.1.2;

         7.4.2    a transfer following the death of a Participant; or

         7.4.3    a transfer as referred to in Rule 7.3

         by the Trustees out of the Residual Fund or in the case of a deficiency out of funds made available for the purpose by the Company and, in any other case, shall be payable by the Participant concerned.

8.       Repurchase by Trustees

8.1 At the time a Participant directs the Trustees to dispose of any Plan Shares, the Trustees may offer to purchase the beneficial interest in such Plan Shares from the Participant at the best consideration in money that can reasonably be obtained at the time of the sale.

8.2 If, at the time of the proposed purchase of Plan Shares under Rule 8.1, the Trustees do not have sufficient funds to purchase such Plan Shares, they may apply to the Company for such funds. If any funds are so provided by the Company they shall reduce the liability of the Company in respect of the payment to be made pursuant to Rule 3 in respect of the next Appropriation Date.

8.3 The Trustees shall hold any Shares purchased pursuant to Rule 8.1 above under trust for appropriation to Eligible Employees employed by the Company provided that the funds used in the purchase of such Shares are subject to Rule 3.7.

9.       Payment of dividends

Subject to the provisions of Clause 5.3 and 9.2 of the Trust Deed:

9.1 Any dividends paid by the Parent Company to the Trustees in respect of Plan Shares shall be forwarded to the Participants on whose behalf the Trustees hold such Plan Shares together with particulars of the related tax credit.

9.2 Any dividends received by the Trustees during the period from the date of their acquisition of Shares to the Appropriation Date shall be dealt with by the Trustees in accordance with Clause 3 of the Trust Deed.

10.      Voting rights

Participants have no right to attend or vote at a general meeting of the Parent Company. The voting rights in respect of the Plan Shares shall be exercised only in accordance with any directions in writing by the Participants concerned to the Trustees (the Trustees having first issued the necessary documentation to the Participants facilitating such directions). In the absence of any such direction, the Trustees shall abstain from voting. The Trustees shall not be obliged to demand or join in demanding a poll.

11.      Rights of employees

Participation in the Plan by a Participant is a matter entirely separate from any pension right or entitlement he may have and from his terms and conditions of employment and participation in this Plan shall in no respect whatever affect in any way a Participant's pension rights and entitlements or terms or conditions of employment and in particular (but without limiting the generality of the foregoing words) any Participant who leaves the employment of a Participating Company shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

12.      Duty to account for tax

12.1 When the Trustees receive from a Participant who has directed them to transfer the ownership of his Plan Shares to him at any time before the Release Date the sum calculated in accordance with Rule 7.2 above, that sum shall be accounted for to the Revenue Commissioners in accordance with section 516 of the Act.

12.2 The Trustees shall keep records of all sums received from Participants under Rule 12.1.

12.3 The Trustees shall inform each Participant in writing of any facts know to them which are relevant to determining the liability (if any) of that Participant to Irish income tax under Schedule E.

13.      Errors and Omissions

If as a result of an error or omission any Shares to which a Participant is entitled pursuant to these Rules are not appropriated to him in accordance with Rule 3.2, the Company, and the Trustees shall do all such acts and things as may be agreed in writing with the Revenue Commissioners to enable the Trustees to appropriate to the Participant the Shares necessary to put him in a position he would have been in but for such want of appropriation and agree, where relevant, the Initial Market Value attributable to such Shares notwithstanding that such actions may fall outside the time limits contemplated by or otherwise conflict with the other provisions of the Rules provided always that the Trustees shall not be obliged to incur any liability (whether actual or contingent) without being funded or indemnified to their satisfaction.

14.      Notices

14.1 All notices to be given to a Participant under the Plan shall be in writing and shall either be delivered to the Participant at his place of work or be sent by post to the address shown on the records of the Trustees or displayed on a noticeboard at his place of work. Any notice or document sent by post as aforesaid shall be deemed to have been received on the expiry of 72 hours from the time at which it was posted.

14.2 Any notice or document delivered, displayed or sent in the manner described in Rule 14.1 shall be deemed for all purposes to have been sufficiently served on the Participant and all persons claiming through or under such Participant and accordingly service in the manner aforesaid shall operate to exonerate the Trustees from all or any liability for the non-receipt by a Participant or other person as aforesaid of any such notice or document.

14.3 To be valid any direction to the Trustees in respect of a Participant's Plan Shares must be given in writing by or on behalf of such Participant and shall be effective only when it is received by the Trustees.

14.4 A direction once duly given and received as mentioned in Rule 14.3 and subject to Rule 5.3 shall be carried out by the Trustees as soon as practicable in accordance with its terms unless prior to their acting in respect thereof the Trustees receive written notice from the Participant revoking the direction. Unless received by the Trustees the Trustees shall incur no liability to a Participant if they act or fail to act upon a direction or revocation which purports to have been duly given as aforesaid.

15.      Miscellaneous

If any matter arises on or in connection with this Plan or its operation for which specific provision is not made in the Rules such matter shall be resolved, dealt with or provided for in such manner as the Directors and the Trustees shall in their absolute discretion consider appropriate having taken into account the respective interests of the Company and of the Participants and the requirements of the Revenue Commissioners.

                                    SCHEDULE

                                    Specimen

       (To be completed when an employee first opts to participate in the Plan)

                             Form of Acceptance and
                            Contract of Participation

        TO: Morgan Stanley Dean Witter - Cabot Aircraft Services
            Limited.
            ("The Company")

            And

        TO: Mercer Trustees Limited ("The Trustees")

        FROM :Surname_________________________________

        Forename(s)___________________________________

        Home Address
        ______________________________________________


        RSI Number:___________________________________

        1.     I have read a copy of the Employee Booklet describing the Plan.

        2. I wish to allocate such amount of company bonus as I indicate from time to time to acquire shares.

        3. In consideration of my participation of the Plan and of any appropriation to me of Plan Shares in accordance with the provisions of the Plan I bind myself in contract with the Company and the Trustees and I agree to be bound by the Rules of the Plan (including any amendments or additions made thereto) in accordance with the provisions of the Plan and in particular :

                    a) to permit Plan Shares appropriated to me to be held by the Trustees throughout the applicable Period of Retention (normally two years after the Appropriation Date on which shares are allocated to me by the Trustees);

                    b) not to assign, charge or otherwise dispose of my beneficial interest in the said Shares during the Period of Retention;

                    c) not to direct the Trustees to dispose of the said Shares before the applicable Release Date (at present three years after the Appropriation Date) in any other way except by sale for the best consideration in money that can reasonably be obtained at the time of the sale; and

                    d) if I direct the Trustees of the Plan to transfer the ownership of any of the said Shares into my name before the applicable Release Date, I undertake to pay the Trustees, before the transfer takes place, a sum equal to the income tax at the standard rate on the appropriate percentage of the Locked-in Value (the initial value except in special circumstances which will be notified to you) of the said Shares at the time of the direction as notified to me by the Trustees.

        4 I accept that the dividend tax voucher which I will receive from the Trustees in respect of any of my Plan Shares will be in full satisfaction of any rights I have to a tax deduction certificate from the Trustees.

        5.     I undertake to notify the Trustees of any change in my address.

        6. I understand that this contract is binding in respect of all appropriation of Plan Shares to me at any time unless I have previously varied its terms in writing to the Company and the Trustees and they have consented to such variation.


         Signed : ______________________________

         Date : ________________________________